ARTICLES OF AMENDMENT TO THE
ARTICLES OF INCORPORATION OF
BROWN & BROWN, INC.

Pursuant to the provisions of Sections 607.1006 and 607.10025 of the Florida Business Corporation Act, Brown & Brown, Inc., a Florida corporation, adopts the following Articles of Amendment to its Articles of Incorporation:
1.     The name of the corporation is Brown & Brown, Inc. (the “Corporation”).
2.     These Articles of Amendment have been adopted and approved in connection with a share division pursuant to Section 607.10025 of the Florida Business Corporation Act. The resolutions approving the division of shares were adopted and approved by the Board of Directors of the Corporation on February 26, 2018, without shareholder action. Shareholder action was not required on the authority of and pursuant to Section 607.10025(2) of the Florida Business Corporation Act.
3.     The amendment to the Articles of Incorporation being effectuated hereby does not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and does not result in the percentage of authorized shares that remain unissued after the division exceeding the percentage of authorized shares that were unissued before the division.
4.     All shares of the Corporation’s Common Stock outstanding on March 14, 2018 are subject to the division, each share to be divided into two shares. The par value of the shares shall remain unchanged.
5.     The amendment to the Articles of Incorporation of the Corporation, as approved by the board of directors of the Corporation and as effected hereby, is that the text of Article III of the Articles of Incorporation of the Corporation is hereby amended in its entirety to read as follows:
ARTICLE III
The number of shares of capital stock authorized to be issued by this Corporation is 560,000,000 shares of Common Stock, par value $.10 per share.
6.     Except as provided for above, the Articles of Incorporation of the Corporation, as previously amended to the date of this amendment, shall remain unchanged.
7.     The foregoing amendment shall be effective as of March 28, 2018.

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed these Articles of Amendment as of this 26th day of March, 2018.

BROWN & BROWN, INC.

By: /S/ Robert W. Lloyd
Robert W. Lloyd, Executive Vice President,
Secretary and General Counsel

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